Exhibit No. 99
                                                                --------------


FOR IMMEDIATE RELEASE               Contact: Kathleen P. Mullinix, Ph.D.
                                             Synaptic Pharmaceutical Corporation
                                             (201) 261-1331, ext. 103

Media: Douglas Johnson, Ph.D.       Investors: Karen Sheppard / Lev Janashvili
GreenTree Communications                       RFBinder Partners
(800) 428-8796                                 (212) 593-5815/(212) 583-2767

                        SYNAPTIC PHARMACEUTICAL ANNOUNCES
                               CEO SUCCESSION PLAN


PARAMUS, NJ, November 27, 2001 -- Synaptic  Pharmaceutical  Corporation (Nasdaq:
SNAP) today announced the implementation of a CEO succession plan. Under that plan, the Board has begun a recruitment process for a new President and CEO, with the support of a leading executive search firm. Upon the hiring of her successor, Kathleen P. Mullinix, Ph.D., intends to retire from her roles as President, CEO, and Director, after 13 years of leadership at Synaptic. Dr. Mullinix will continue as President and CEO during the transition and executive search process.

"I am very proud of what Synaptic has accomplished since its founding in 1988," said Dr. Mullinix. "The Company has become a leader in GPCR-based drug discovery, has established unparalleled expertise in the elucidation of GPCR biology and function, and has built an industry-leading intellectual property position related to GPCR-based drug discovery. Synaptic has harnessed that expertise and intellectual property to build a strong and growing pipeline of proprietary product candidates targeted at important, novel GPCR-based mechanisms, as well as to establish a broad range of collaborations and license agreements with pharmaceutical companies.

"One year ago, I announced a new strategy for Synaptic," Dr. Mullinix continued. "Under that strategy, Synaptic is now focusing more of its own resources on its internal development programs, with the intent of bringing selected drug candidates through clinical proof of concept in Phase II studies prior to partnering. Since announcing the new strategy, the Company has made great progress in demonstrating its ability to create value through that strategy. In August, we announced a $41 million financing, providing the Company with the cash resources necessary to strengthen its drug development capabilities and advance its internal product pipeline. Later this quarter, we plan to file an IND on the Company's first internal drug development program, a drug candidate to treat depression, targeting a novel GPCR receptor-based mechanism.

Dr. Mullinix continued, "With the company in a stronger financial position than at any time in its history, and with the filing of our IND imminent, I believe the Company has turned an important corner. Synaptic is now well positioned to execute its new strategy. I have great confidence in the Synaptic organization and its existing management team, and am committed to helping the Board to recruit a world-class executive with the right experience to lead Synaptic through the new challenges it will face going forward."

John Lyons, a member of Synaptic's Board of Directors, stated, "On behalf of the Board and on behalf of the entire Company, I wish to thank Kathy for her enormous contribution to the creation and growth of Synaptic. Kathy founded Synaptic 13 years ago and has worked tirelessly to build the Company. She put in place the Company's new strategy and has built a strong and capable organization to execute it."

Synaptic Pharmaceutical Corporation is a drug discovery company utilizing its patented GPCRs as targets for novel therapeutics. Synaptic is utilizing its large portfolio of patented GPCR targets as a basis for the creation of improved drugs that act through these targets. As of November 27, Synaptic is collaborating with Grunenthal GmbH on discovering compounds for the alleviation of pain and with Kissei Pharmaceutical Co., Ltd. to identify novel G protein-coupled receptors that can provide new drug discovery targets for Kissei. Eli Lilly and Company, Novartis Pharma A.G., Glaxo Group Limited and The R.W. Johnson Research Institute have also been granted licenses by Synaptic.

This press release contains  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include any statements relating to the future of Synaptic's drug discovery programs and patent estate and future cash and spending plans, statements regarding future growth and any other statements which are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of drug candidates, any unexpected adverse side effects or inadequate therapeutic efficacy of drug candidates that could slow or prevent product development efforts, competition within anticipated product markets, the uncertainty of product development in the pharmaceutical industry, the inability to license potential products or certain rights thereto to third parties, the uncertainty of patent protection for intellectual property or trade secrets and those risks and uncertainties detailed under the captions "Competition" and "Government Regulation" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "2000 Form 10-K"), as well as the risks and uncertainties disclosed under the captions "Early Stage of Product Development; Technological Uncertainty," "Dependence on Collaborative Partners and Licensees for Development, Regulatory Approvals, Manufacturing, Marketing and Other Resources" and "Uncertainties Related to Clinical Trials" as "Cautionary Statements" in the 2000 Form 10-K or detailed from time to time in filings Synaptic makes with the Securities and Exchange Commission. Although Synaptic believes that the expectations reflected in the forward-looking statements contained herein are reasonable, it can give no assurance that such expectations will prove to be correct. Synaptic expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Synaptic's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.


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